Exhibit 3.2

BIMINI CAPITAL MANAGEMENT, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

Bimini Capital Management, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors (the “Board”) by duly adopted resolutions classified and designated 100,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of Series A Junior Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used in these Articles Supplementary and not otherwise defined shall have the meaning given to such term in the Charter.

SERIES A PREFERRED STOCKED

1. Designation and Amount. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Series A Junior Preferred Stock” (the “Series A Preferred Stock”) and having a par value of $0.001 per share. The number of shares of Series A Preferred Stock initially constituting such series shall be 100,000.

2. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of the assets of the Corporation legally available therefor, (i) quarterly dividends payable in cash on or before the 30th day of January, April, July and October in each year, or such other dates as may be required by Section 2(b) or as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $0.001 per whole share (rounded to the nearest cent), less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (ii) since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (ii) dividends payable in cash on the Dividend Payment Date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect multiplied by the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any other distribution on the Common Stock payable in assets, securities or other forms of non-cash consideration (other than dividends or other distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or other distribution in like kind equal to the Formula Number then in effect times such dividend or other distribution on each share of the Class A Common Stock. As used herein, the “Formula Number” shall be 10,000; provided, however, that, if at any time after December 21, 2015 (the “Rights Declaration Date”), the Corporation shall (x) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any other distribution on the Common Stock in shares of Common Stock, (y) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (z) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after the Rights Declaration Date, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then, in each such event, the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series A Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) Corporation shall declare a dividend or other distribution on the Series A Preferred Stock as provided in Section 2(a) above immediately prior to or at the same time it declares a dividend or other distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or other distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $0.001 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

(c) Dividends will accrue, and be cumulative, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred Stock or the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue, and be cumulative, from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 30 calendar days prior to the date fixed for the payment thereof.

3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Formula Number then in effect on all matters submitted to a vote of the holders of shares of Class A Common Stock and Class B Common Stock.

(b) Except as provided in this Section 3 or by the MGCL, the holders of shares of Series A Preferred Stock and the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class for the election of directors of the Corporation and on all matters submitted to a vote of holders of the Class A Common Stock and Class B Common Stock of the Corporation entitled to vote thereon.

(c) If, at the time of any annual meeting of stockholders at which the election of directors is to be considered, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in arrears, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of shares of Common Stock for the election of other directors of the Corporation, the holders of record of the shares of Series A Preferred Stock, voting as a single voting group, to the exclusion of the holders of shares of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any shares of Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number then in effect. Whenever all arrears in dividends on the Series A Preferred Stock outstanding have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Stock to elect the two additional directors shall cease, the terms of office of the such directors will immediately terminate and the number of directors constituting the Board of Directors will be reduced accordingly. If and when such default shall cease to exist, the holders of the shares of

Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

(d) Except as provided in this Section 3 or Section 11, holders of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with the holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

(e) The holders of Series A Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock.

4. Restrictions.

(a) Whenever dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 above are in arrears, thereafter and until all accrued and unpaid dividends and other distributions, whether or not declared, on shares of Series A Preferred Stock outstanding have been paid or set aside in full for all past dividend periods, the Corporation will not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Stock”) with the shares of Series A Preferred Stock, except dividends paid ratably on the shares of Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock of the Corporation; or

(iv) redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation will not permit any majority-owned subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute Preferred Stock, undesignated as to class or series.

6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made to (a) the holders of shares of Junior Stock (either as to dividends or upon liquidation, dissolution or winding up) unless, prior thereto, the holders of shares of Series A Preferred Stock have received an amount equal to sum of the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $0.001 per whole share of Series A

Preferred Stock or (ii) an aggregate amount per share of Series A Preferred Stock equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of shares of Parity Stock (either as to dividends or upon liquidation, dissolution or winding up), except distributions made ratably on the shares of Series A Preferred Stock and all other such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

7. Consolidation, Merger, Etc. In the event that the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred Stock will at the same time be similarly exchanged for or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event both this Section 7 and Section 2 appear to apply to a transaction, this Section 7 shall control.

8. Redemption. The shares of Series A Preferred Stock are not redeemable.

9. Rank. The Series A Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock, if any, unless the Board of Directors of the Corporation shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of any such other series.

10. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one-ten thousandth (1/10,000) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (i) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one-ten thousandth (1/10,000) of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

11. Amendment. These Articles Supplementary shall not hereafter be amended, either directly, indirectly or through a merger, consolidation or other business combination, in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders of the shares of Series A Preferred Stock adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting as a separate class.

SECOND: The Series A Preferred Stock has been classified and designated by the Board under authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its duly authorized Chairman of the Board, Chief Executive Officer & Secretary and attested by its President, Chief Investment Officer, Chief Financial Officer & Treasurer as of December 21, 2015.

ATTEST:	BIMINI CAPITAL MANAGEMENT, INC., a Maryland corporation

	By:	/s/ Robert E. Cauley
		Name:	Robert E. Cauley
		Title:	Chairman, Chief Executive Officer & Secretary

	By:	/s/ G. Hunter Haas IV
		Name:	G. Hunter Haas IV
		Title:	President, Chief Investment Officer, Chief Financial Officer & Treasurer

[Signature Page to Articles Supplementary Designating Series A Junior Preferred Stock]